Registration No. 333-231177
Registration No. 333-196324

As filed with the Securities and Exchange Commission on August 10, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-231177
FORM S-8 REGISTRATION STATEMENT NO. 333-196324

 UNDER THE SECURITIES ACT OF 1933

SB One Bancorp
(Exact Name of Registrant as Specified in its Charter)

New Jersey	22-3475473
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

95 Route 17
Paramus, New Jersey 07652
(844) 256-7328
(Address of Principal Executive Offices)

SB One Bancorp 2019 Equity Incentive Plan
Sussex Bancorp 2013 Equity Incentive Plan
(Full Title of the Plan)

Christopher Martin
Chairman and Chief Executive Officer
Provident Financial Services, Inc.
239 Washington Street
Jersey City, New Jersey 07302
(732) 590-9200
(Name, address and telephone number, including area code, of agent for service)

Copies to:
John J. Gorman, Esq.
Marc Levy, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Suite 780
Washington, D.C. 20015
(202) 274-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ◻	Accelerated filer ⌧
Non-accelerated filer ◻	Smaller reporting company⌧
Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

DEREGISTRATION OF UNSOLD SECURITIES
This Post-Effective Amendment No. 1 to the Form S-8 Registration Statements relates to each Registration Statement on Form S-8 filed on May 28, 2014 (File No. 333-196324) and May 2, 2019 (File No. 333-231177), and is being filed for the sole purpose of removing from registration any unsold shares of Registrant’s common stock and any unsold shares of the Registrant’s common stock that may have been issuable pursuant to the Sussex Bancorp 2013 Equity Incentive Plan (the “2013 Plan”) and the SB One Bancorp 2019 Equity Incentive Plan (the “2019 Plan”).

On July 31, 2020, pursuant to the Agreement and Plan of Merger, dated as of March 11, 2020, by and between Provident Financial Services, Inc., a Delaware corporation (“Provident”), and SB One Bancorp, the Registrant merged with and into Provident, with Provident as the surviving entity (the “Merger”).  As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the 2013 Plan and the 2019 Plan, and no shares of the Registrant’s common stock are reserved for future issuance under the 2013 Plan or the 2019 Plan.
In accordance with the undertakings made by the Registrant in the foregoing registration statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities registered with respect to the 2013 Plan and the 2019 Plan, which remain unsold and unissued under the foregoing registration statements in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Provident Financial Services, Inc. (as successor to the Registrant) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jersey City, New Jersey, on this 10th day of August 2020.  No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.
PROVIDENT FINANCIAL SERVICES, INC. (as successor to SB One Bancorp)

By:	/s/ Christopher Martin
Christopher Martin
Chairman and Chief Executive Officer
(Duly Authorized Representative)